Contact:	Barbara B. Lucas Senior Vice President Public Affairs 410-716-2980 Mark M. Rothleitner Vice President Investor Relations and Treasurer 410-716-3979

FOR IMMEDIATE RELEASE: Friday, January 27, 2006

Subject:	Black & Decker Reports Record Sales and Record Earnings for 2005; Generates Record $529 Million Free Cash Flow

Towson, MD – The Black & Decker Corporation (NYSE: BDK) today announced that net earnings from continuing operations for the fourth quarter of 2005 were $101.8 million or $1.28 per diluted share. Excluding $51.2 million of incremental tax expense to repatriate foreign earnings under the American Jobs Creation Act of 2004, net earnings from continuing operations were $1.93 per diluted share, a 21% increase from $1.60 in the fourth quarter of 2004.

        For the full year 2005, net earnings from continuing operations were a record $544.0 million or $6.69 per diluted share. Excluding the incremental tax expense in the fourth quarter and a favorable insurance settlement in the first quarter, net earnings from continuing operations were $6.88 per diluted share, a 27% increase from $5.40 in 2004. The Corporation generated a record $529 million of free cash flow, up from $526 million in 2004.

        Sales from continuing operations increased slightly for the quarter to a record $1.7 billion, including a 1% negative impact of foreign currency translation. For the full year, sales increased 21% to a record $6.5 billion. Acquisitions contributed 14% to sales for the full year, and foreign currency translation had a positive impact of 1%.

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        Nolan D. Archibald, Chairman and Chief Executive Officer, commented, “Black & Decker increased earnings per share from continuing operations more than 23% for the fourth straight year in 2005. We extended our record of outstanding performance through excellent organic sales growth, aggressive cost reduction efforts, and effective use of our strong free cash flow. Despite raw material inflation, challenging comparisons to prior-year results and an uneven global economic environment, in the fourth quarter we delivered 16% operating income growth and earnings above our guidance.

        “Sales in the Power Tools and Accessories segment increased 2% for the quarter. The U.S. Industrial Products Group grew sales at a mid single-digit rate, driven by a double-digit growth rate for DEWALT® tools and accessories. DEWALT construction tools, including cordless products and the new line of miter saws, sold particularly well. Sales in the U.S. Black & Decker consumer business decreased slightly, due to order patterns that drove a double-digit rate of increase in the third quarter. European sales decreased at a mid single-digit rate and fell short of our expectations due to a weaker economic environment in the U.K. Operating margin for the Power Tools and Accessories segment increased 50 basis points to 13.2% this quarter. Our U.S. businesses led the improvement, through continued integration cost savings and favorable mix.

        “For the full year, sales in the Power Tools and Accessories segment increased 26%, including the 19% contribution from the Porter-Cable and Delta Tools Group acquisition. Organic sales growth was driven by the U.S. businesses, which posted a double-digit rate of increase for DEWALT and a mid single-digit growth rate in the consumer division. Operating margins in the segment improved 40 basis points to 13.3%, including a negative impact of approximately 90 basis points from the acquisition. Full-year margins of existing businesses increased significantly in all geographic regions, and exceeded 10% in Europe.

        “Sales in the Hardware and Home Improvement segment decreased 4% for the quarter. Sales in the lockset business decreased at a mid single-digit rate, reflecting flat sales at Kwikset and decreases for Baldwin and Weiser against difficult comparisons to prior-year sales. Price Pfister grew sales at a low single-digit rate, as increases at a key retailer were partly offset by a decline in the wholesale channel. Operating margin was flat to the prior year at 13.4%, as cost savings from the manufacturing rationalization roughly offset raw material inflation.

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        “For the full year, sales in the Hardware and Home Improvement segment increased 5%, reflecting a double-digit growth rate at Price Pfister and a slight increase in lockset sales. Operating margin decreased 100 basis points to 14.2%, primarily due to raw material inflation and manufacturing inefficiencies.

        “The Fastening and Assembly Systems segment increased sales 3% for the quarter, primarily due to growth in its international automotive divisions. Operating margin increased significantly to 16.6%, due to price increases and expense control. For the full year, sales increased 7%, driven by strong sales in the automotive divisions and a 1% contribution from the MasterFix acquisition. Volume leverage and pricing increases outweighed commodity cost pressure, enabling the segment to improve its full-year operating margin 60 basis points to 14.4%.

        “Each of our segments made significant efforts to manage costs and expenses, which were key to our earnings growth this quarter. Selling, general and administrative expenses decreased $13 million, most of which was reflected in corporate expense. For the full year, expenses rose at roughly half the sales growth rate in existing businesses, resulting in significant volume leverage.

        “We continued to generate outstanding free cash flow and use our cash wisely in 2005. Free cash flow of $529 million set a record for the fourth straight year. This cash enabled us to repurchase 6.3 million shares of stock, or nearly 8% of shares outstanding, while maintaining a strong balance sheet.

        “In addition to outstanding free cash flow, the year-end balance sheet reflects repatriation of $888 million of foreign earnings associated with the American Jobs Creation Act of 2004. We utilized $321 million of existing foreign cash and increased both cash and foreign subsidiary borrowings by the remaining $567 million. Also, as expected, the Corporation recorded $51.2 million of one-time income tax expense related to the repatriation.

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        “Looking ahead, we expect another strong year in 2006. We are especially encouraged by the initial market reaction to DEWALT’s 36-volt line of lithium-ion cordless tools, which will be available in the second quarter of 2006. We are confident that our lithium-ion technology is superior to our competition’s, and that we will remain the leader in cordless power tools. After averaging 7% organic sales increases over the last two years, however, and facing a particularly difficult comparison in the first half of 2006, we expect sales growth will moderate to a low single-digit rate. Our cost saving initiatives should drive operating margin improvement despite raw material inflation and higher pension costs.

        “Considering these factors, as well as higher interest expense and a lower share count, we expect diluted earnings per share from continuing operations in the range of $7.20-to-$7.40 for the full year. This guidance includes approximately $0.15 per share of incremental expense associated with adoption of the new accounting standard for stock-based compensation, which was not included in 2005 earnings and is not reflected in several analysts’ estimates. Including this incremental expense in both years, our guidance represents EPS growth of 7% to 10%.

        “In the first quarter, we expect diluted earnings per share from continuing operations in the range of $1.35-to-$1.40. Including incremental stock-based compensation expense in both periods, our guidance represents EPS growth of 3% to 7%, following first-quarter increases exceeding 46% in both 2004 and 2005. We expect EPS growth similar to the first-quarter rate in the second quarter, including the incremental compensation expense in both years. Over the past two years, we have delivered a 40% compound annual growth rate in EPS for the second quarter.

        “In 2006, we expect to convert at least 90% of full-year net earnings to free cash flow. We again plan to use substantially all of our free cash flow for bolt-on acquisitions, share repurchases and dividends.

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        “Black & Decker’s outstanding financial performance over the past four years is matched by very few large companies. Over this timeframe, we have faced new competitors, severe commodity inflation and, in some cases, difficult market environments. We have overcome these challenges through a strategy of new product innovation, continuous operating improvement, cash generation and disciplined stewardship of capital. In the process, we have significantly reduced our fixed cost base and improved our operating flexibility. Despite an EPS increase exceeding 30% in the first half of 2005, we expect to deliver growth again in the first half of 2006 and more than 10% EPS growth in the second half. We consider this a solid increase on top of the exceptional gains of the past four years. By executing our proven strategy to consistently grow earnings, we believe we can deliver superior returns to our investors.”

        The Corporation will hold a conference call today at 10:00 a.m., E.T., to discuss fourth-quarter and full-year results and the outlook for 2006. Investors can listen to the conference call by visiting http://www.bdk.com and clicking on the icon labeled “Live Webcast.” Listeners should log-in at least ten minutes prior to the beginning of the event to ensure timely access. A replay of the call will be available at http://www.bdk.com.

        This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. By their nature, all forward-looking statements involve risks and uncertainties. For a more detailed discussion of the risks and uncertainties that may affect Black & Decker’s operating and financial results and its ability to achieve the financial objectives discussed in this press release, interested parties should review the “Forward-Looking Statements” sections in Black & Decker’s reports filed with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the fiscal year ended December 31, 2004.

        This release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission. Included with this release is a reconciliation of the differences between these non-GAAP financial measures with the most directly comparable financial measures calculated in accordance with GAAP.

        Black & Decker is a leading global manufacturer and marketer of power tools and accessories, hardware and home improvement products, and technology-based fastening systems.

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THE BLACK & DECKER CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF EARNINGS
(Dollars in Millions Except Per Share Amounts)

	Three Months Ended

	December 31, 2005		December 31, 2004

SALES	$1,730.	0	$1,725.	4
Cost of goods sold	1,110.	0	1,123.	6
Selling, general, and administrative expenses	397.	3	409.	9

OPERATING INCOME	222.	7	191.	9
Interest expense (net of interest income)	13.	8	8.	3
Other expense	1.	3	.	4

EARNINGS FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	207.	6	183.	2
Income taxes	105.	8	49.	5

NET EARNINGS FROM CONTINUING OPERATIONS	101.	8	133.	7

DISCONTINUED OPERATIONS (NET OF INCOME TAXES):
(Loss) earnings of discontinued operations	(1.	1)	1.	6
Loss on sale of discontinued operations	(.	1)	–

NET (LOSS) EARNINGS FROM DISCONTINUED OPERATIONS	(1.	2)	1.	6

NET EARNINGS	$100.	6	$135.	3

BASIC EARNINGS PER COMMON SHARE
Continuing operations	$1.3	2	$1.6	5
Discontinued operations	(.0	2)	.0	2

NET EARNINGS PER COMMON SHARE - BASIC	$1.3	0	$1.6	7

Shares Used in Computing Basic Earnings Per Share (in Millions)	77.	4	81.	1

DILUTED EARNINGS PER COMMON SHARE
Continuing operations	$1.2	8	$1.6	0
Discontinued operations	(.0	1)	.0	2

NET EARNINGS PER COMMON SHARE - ASSUMING DILUTION	$1.2	7	$1.6	2

Shares Used in Computing Diluted Earnings Per Share (in Millions)	79.	3	83.	8

THE BLACK & DECKER CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF EARNINGS
(Dollars in Millions Except Per Share Amounts)

	Year Ended

	December 31, 2005		December 31, 2004

SALES	$6,523.	7	$5,398.	4
Cost of goods sold	4,206.	6	3,432.	9
Selling, general, and administrative expenses	1,504.	0	1,336.	3

OPERATING INCOME	813.	1	629.	2
Interest expense (net of interest income)	45.	4	22.	1
Other (income) expense	(51.	6)	2.	8

EARNINGS FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	819.	3	604.	3
Income taxes	275.	3	163.	2

NET EARNINGS FROM CONTINUING OPERATIONS	544.	0	441.	1

DISCONTINUED OPERATIONS (NET OF INCOME TAXES):
Earnings of discontinued operations	–		2.	2
(Loss) gain on sale of discontinued operations (net of impairment
charge of $24.4 in 2004)	(.	1)	12.	7

NET (LOSS) EARNINGS FROM DISCONTINUED OPERATIONS	(.	1)	14.	9

NET EARNINGS	$543.	9	$456.	0

BASIC EARNINGS PER COMMON SHARE
Continuing operations	$6.8	7	$5.5	3
Discontinued operations	–		.1	9

NET EARNINGS PER COMMON SHARE - BASIC	$6.8	7	$5.7	2

Shares Used in Computing Basic Earnings Per Share (in Millions)	79.	2	79.	8

DILUTED EARNINGS PER COMMON SHARE
Continuing operations	$6.6	9	$5.4	0
Discontinued operations	–		.1	9

NET EARNINGS PER COMMON SHARE - ASSUMING DILUTION	$6.6	9	$5.5	9

Shares Used in Computing Diluted Earnings Per Share (in Millions)	81.	3	81.	6

THE BLACK & DECKER CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
(Millions of Dollars)

	December 31, 2005	December 31, 2004

ASSETS
Cash and cash equivalents	$967.6	$514.4
Trade receivables	1,130.6	1,046.6
Inventories	1,049.1	981.8
Current assets of discontinued operations	—	70.8
Other current assets	200.1	313.6

TOTAL CURRENT ASSETS	3,347.4	2,927.2

PROPERTY, PLANT, AND EQUIPMENT	668.8	754.6
GOODWILL	1,115.7	1,184.0
OTHER ASSETS	684.7	665.0

	$5,816.6	$5,530.8

LIABILITIES AND STOCKHOLDERS' EQUITY
Short-term borrowings	$566.9	$1.1
Current maturities of long-term debt	155.3	.5
Trade accounts payable	466.8	466.9
Current liabilities of discontinued operations	—	29.9
Other current liabilities	1,075.0	1,294.2

TOTAL CURRENT LIABILITIES	2,264.0	1,792.6

LONG-TERM DEBT	1,030.3	1,200.6
DEFERRED INCOME TAXES	188.5	171.1
POSTRETIREMENT BENEFITS	419.0	423.4
OTHER LONG-TERM LIABILITIES	391.2	384.4
STOCKHOLDERS' EQUITY	1,523.6	1,558.7

	$5,816.6	$5,530.8

THE BLACK & DECKER CORPORATION AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION ABOUT BUSINESS SEGMENTS
(Millions of Dollars)

	Reportable Business Segments
Three Months Ended December 31, 2005	Power Tools & Accessories	Hardware & Home Improvement	Fastening & Assembly Systems	Total	Currency Translation Adjustments	Corporate, Adjustments, & Eliminations	Consolidated

Sales to unaffiliated customers	$1,307.4	$245.0	$166.9	$1,719.3	$10.7	$–	$1,730.0
Segment profit (loss) (for Consoli-
dated, operating income)	172.2	32.9	27.7	232.8	1.4	(11.5)	222.7
Depreciation and amortization	23.7	7.6	4.7	36.0	.3	1.2	37.5
Capital expenditures	21.7	.7	6.2	28.6	.3	1.1	30.0

Three Months Ended December 31, 2004

Sales to unaffiliated customers	$1,285.7	$255.9	$161.7	$1,703.3	$22.1	$–	$1,725.4
Segment profit (loss) (for Consoli-
dated, operating income)	162.9	34.4	23.4	220.7	3.0	(31.8)	191.9
Depreciation and amortization	27.6	5.9	4.3	37.8	(.1)	1.8	39.5
Capital expenditures	29.8	8.7	5.4	43.9	(.3)	.2	43.8

Year Ended December 31, 2005

Sales to unaffiliated customers	$4,768.4	$1,012.4	$659.7	$6,440.5	$83.2	$–	$6,523.7
Segment profit (loss) (for Consoli-
dated, operating income)	635.1	143.6	95.0	873.7	12.0	(72.6)	813.1
Depreciation and amortization	100.9	25.5	18.7	145.1	2.0	3.5	150.6
Capital expenditures	79.2	12.9	15.6	107.7	1.6	1.8	111.1

Year Ended December 31, 2004

Sales to unaffiliated customers	$3,796.0	$963.2	$617.8	$5,377.0	$21.4	$–	$5,398.4
Segment profit (loss) (for Consoli-
dated, operating income)	492.1	146.3	85.3	723.7	3.2	(97.7)	629.2
Depreciation and amortization	89.0	27.2	17.4	133.6	(.1)	9.0	142.5
Capital expenditures	77.3	25.9	14.0	117.2	(.3)	.9	117.8

        The reconciliation of segment profit to the Corporation’s earnings from continuing operations before income taxes for each period, in millions of dollars, is as follows:

	Three Months Ended		Year Ended

	December 31, 2005	December 31, 2004	December 31, 2005	December 31, 2004

Segment profit for total reportable business segments	$232.8	$220.7	$873.7	$723.7
Items excluded from segment profit:
Adjustment of budgeted foreign exchange rates to
actual rates	1.4	3.0	12.0	3.2
Depreciation of Corporate property	(.3)	(.2)	(1.0)	(1.2)
Adjustment to businesses' postretirement benefit
expenses booked in consolidation	(2.7)	.4	(13.8)	.8
Other adjustments booked in consolidation directly
related to reportable business segments	(1.2)	(1.4)	3.3	(10.0)
Amounts allocated to businesses in arriving at segment
profit in excess of (less than) Corporate center operating
expenses, eliminations, and other amounts identified above	(7.3)	(30.6)	(61.1)	(87.3)

Operating income	222.7	191.9	813.1	629.2
Interest expense, net of interest income	13.8	8.3	45.4	22.1
Other expense (income)	1.3	.4	(51.6)	2.8

Earnings from continuing operations before income taxes	$207.6	$183.2	$819.3	$604.3

BASIS OF PRESENTATION:

        The Corporation operates in three reportable business segments: Power Tools and Accessories, Hardware and Home Improvement, and Fastening and Assembly Systems. The Power Tools and Accessories segment has worldwide responsibility for the manufacture and sale of consumer and professional power tools and accessories, electric cleaning and lighting products, and lawn and garden tools, as well as for product service. In addition, the Power Tools and Accessories segment has responsibility for the sale of security hardware to customers in Mexico, Central America, the Caribbean, and South America; for the sale of plumbing products to customers outside the United States and Canada; and for sales of household products. On October 2, 2004, the Corporation acquired the Porter-Cable and Delta Tools Group from Pentair, Inc. This acquired business is included in the Power Tools and Accessories segment. The Hardware and Home Improvement segment has worldwide responsibility for the manufacture and sale of security hardware (except for the sale of security hardware in Mexico, Central America, the Caribbean, and South America). The Hardware and Home Improvement segment also has responsibility for the manufacture of plumbing products and for the sale of plumbing products to customers in the United States and Canada. The Fastening and Assembly Systems segment has worldwide responsibility for the manufacture and sale of fastening and assembly systems.

        In November 2005, the Corporation sold its DOM security hardware business. In January 2004, the Corporation sold two components of its European security hardware business. The divested businesses are treated as discontinued operations in the Corporation’s consolidated financial statements. Sales, segment profit, depreciation and amortization, and capital expenditures set forth in the preceding tables exclude the results of the discontinued operations.

        The profitability measure employed by the Corporation and its chief operating decision maker for making decisions about allocating resources to segments and assessing segment performance is segment profit (for the Corporation on a consolidated basis, operating income). In general, segments follow the same accounting policies as those described in Note 1 of Notes to Consolidated Financial Statements included in Item 8 of the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2004, except with respect to foreign currency translation and except as further indicated below. The financial statements of a segment’s operating units located outside of the United States, except those units operating in highly inflationary economies, are generally measured using the local currency as the functional currency. For these units located outside of the United States, segment assets and elements of segment profit are translated using budgeted rates of exchange. Budgeted rates of exchange are established annually and, once established, all prior period segment data is restated to reflect the current year’s budgeted rates of exchange. The amounts included in the preceding table under the captions “Reportable Business Segments” and “Corporate, Adjustments, & Eliminations” are reflected at the Corporation’s budgeted rates of exchange for 2005. The amounts included in the preceding table under the caption “Currency Translation Adjustments” represent the difference between consolidated amounts determined using those budgeted rates of exchange and those determined based upon the rates of exchange applicable under accounting principles generally accepted in the United States.

        Segment profit excludes interest income and expense, non-operating income and expense, adjustments to eliminate intercompany profit in inventory, and income tax expense. In determining segment profit, expenses relating to pension and other postretirement benefits are based solely upon estimated service costs. Corporate expenses, as well as certain centrally managed expenses, are allocated to each reportable segment based upon budgeted amounts. While sales and transfers between segments are accounted for at cost plus a reasonable profit, the effects of intersegment sales are excluded from the computation of segment profit. Intercompany profit in inventory is excluded from segment assets and is recognized as a reduction of cost of goods sold by the selling segment when the related inventory is sold to an unaffiliated customer. Because the Corporation compensates the management of its various businesses on, among other factors, segment profit, the Corporation may elect to record certain segment-related expense items of an unusual or non-recurring nature in consolidation rather than reflect such items in segment profit. In addition, certain segment-related items of income or expense may be recorded in consolidation in one period and transferred to the various segments in a later period.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES AND REGULATION G DISCLOSURE:

To supplement its consolidated financial statements presented in accordance with accounting principles generally accepted in the United States (GAAP), the Corporation provides additional measures of operating results, net earnings, and earnings per share adjusted to exclude certain costs, expenses, and gains and losses. The Corporation believes that these non-GAAP financial measures are appropriate to enhance understanding of its past performance as well as prospects for its future performance.

This press release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission. A reconciliation of the differences between these non-GAAP financial measures with the most directly comparable financial measures calculated in accordance with GAAP follows.

Free cash flow:

The calculation of free cash flow, which is defined by the Corporation as cash flow from operating activities, less capital expenditures, plus proceeds from the disposal of assets (excluding proceeds from business sales), for the years ended December 31, 2005 and 2004, follows (dollars in millions):

	Year Ended
	December 31, 2005	December 31, 2004

Cash flow from operating activities	$628.0	$619.1
Capital expenditures	(111.5)	(119.4)
Proceeds from disposals of assets	12.7	26.4

Free cash flow	$529.2	$526.1

Capital expenditures and proceeds from the disposal of assets include amounts associated with discontinued operations.

This press release includes a forward-looking statement with respect to management’s expectation that, in 2006, the Corporation will convert at least 90% of full-year net earnings to free cash flow. Free cash flow for 2006 excludes any tax payments associated with repatriating foreign earnings under the American Jobs Creation Act of 2004 (AJCA).

Diluted earnings per share from continuing operations:

The calculation of diluted earnings per share from continuing operations, excluding the incremental tax expense to repatriate foreign earnings under the AJCA for the three months ended December 31, 2005 and 2004 follows (dollars in millions except per share amounts):

	Three Months Ended
	December 31, 2005		December 31, 2004

Net earnings from continuing operations	$101.	8	$133.	7
Excluding:
Incremental tax effect of AJCA	51.	2	–

Net earnings from continuing operations,
excluding incremental tax effect of AJCA	$153.	0	$133.	7

Diluted earnings per common share from
continuing operations	$1.2	8	$1.6	0
Excluding:
Incremental tax effect of AJCA
per common share - assuming dilution	.6	5	–

Net earnings from continuing operations,
excluding incremental tax effect of AJCA,
per common share - assuming dilution	$1.9	3	$1.6	0

Shares used in computing diluted earnings
per share (in millions)	79.	3	83.	8

The calculation of diluted earnings per share from continuing operations, excluding a favorable $55 million pre-tax insurance settlement and the incremental tax expense to repatriate foreign earnings under the AJCA, for the year ended December 31, 2005 and 2004, follows (dollars in millions except per share amounts):

	Year Ended
	December 31, 2005		December 31, 2004

Net earnings from continuing operations	$544.	0	$441.	1
Excluding:
Insurance settlement, net of tax	(35.	8)	–
Incremental tax effect of AJCA	51.	2	–

Net earnings from continuing operations,
excluding the insurance settlement and
incremental tax effect of AJCA	$559.	4	$441.	1

Diluted earnings per common share from
continuing operations	$6.6	9	$5.4	0
Excluding:
Insurance settlement, net of tax,
per common share - assuming dilution	(.4	4)	–
Incremental tax effect of AJCA
per common share - assuming dilution	.6	3	–

Net earnings from continuing operations,
excluding the insurance settlement and
incremental tax effect of AJCA,
per common share - assuming dilution	$6.8	8	$5.4	0

Shares used in computing diluted earnings
per share (in millions)	81.	3	81.	6

Diluted earnings per share for the first quarter and full year 2006:

This press release includes a forward-looking statement with respect to management’s expectation that the Corporation’s diluted earnings per share from continuing operations, including incremental stock-based compensation expense in both periods, would grow 3% to 7% in the first quarter and 7% to 10% for the full year 2006. The aforementioned ranges for the first quarter and full year exclude the effect of a favorable $55 million pre-tax ($35.8 million after-tax) insurance settlement that occurred in the first quarter of 2005. In addition, the aforementioned full year range excludes the $51.2 million incremental tax expense to repatriate foreign earnings under the AJCA.